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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
      AAR CORP.:

We consent to the incorporation by reference in Registration Statements Nos. 33-19767, 333-95433, 333-71067, 333-44693, 333-38671, 33-26783, 033-38042,
33-43839, 33-58456, 333-56023, 33-57753, 333-15327, 333-22175, 333-26093,
333-00205 and 002-002-95635 on Form S-8 and in Registration Statement No. 333-52853 on Form S-3 of AAR CORP. of our report dated June 27, 2000 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 2000, which report appears in the May 31, 2000 annual report on Form 10-K of AAR CORP.

                                       KPMG LLP

Chicago, Illinois
August 18, 2000